                       [LOGO OF THE BON-TON APPEARS HERE
                           THE BON-TON STORES, INC.
                            2801 EAST MARKET STREET
                                YORK, PA 17402

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. (the "Company") will be held on Thursday, June 20, 1996, at 11:00 a.m., at the Holiday Inn, 2600 East Market Street, York, Pennsylvania, for the following purposes:

    1. To elect six directors to hold office until the 1997 Annual Meeting of Shareholders.

    2. To approve The Bon-Ton Stores, Inc. Cash Bonus Plan.

    3. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1996 fiscal year.

    4. To transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on May 3, 1996 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the meeting.

  You are cordially invited to attend the meeting in person.

                                          ROBERT E. STERN
                                          Vice President and Secretary

May 15, 1996

             WHETHER OR NOT YOU INTEND TO BE AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING AT THE MEETING.

                           THE BON-TON STORES, INC.
                            2801 EAST MARKET STREET
                                YORK, PA 17402

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 20, 1996

                               ----------------

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Bon-Ton Stores, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders on or about May 15, 1996.

  The Board of Directors does not intend to bring any matter before the meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If your proxy card is signed and returned without specifying choices, the shares will be voted "FOR" the nominees of the Board of Directors in the election of directors, "FOR" the approval of The Bon-Ton Stores, Inc. Cash Bonus Plan and "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1996 fiscal year.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

                   VOTING SECURITIES AND SECURITY OWNERSHIP

OUTSTANDING SHARES AND VOTING RIGHTS

  At the close of business on May 3, 1996, the record date fixed for the determination of shareholders entitled to notice of and to vote at the meeting, there were 8,348,923 shares of the Company's Common Stock (the "Common Stock") and 2,989,853 shares of the Company's Class A Common Stock (the "Class A Stock") outstanding and entitled to vote. On each matter to be voted on, the Common Stock and the Class A Stock will vote together, and holders of Common Stock and Class A Stock will be entitled to one vote per share and ten votes per share, respectively. There are no other classes of voting securities outstanding. In the election of directors, shareholders entitled to vote will not have cumulative voting rights.

  The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the votes which shareholders of Common Stock and Class A Stock (collectively, the "Common Shares"), voting together, are entitled to cast on each matter will constitute a quorum as to such matter.

  Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of May 3, 1996 (except as indicated below) regarding holdings of each person who was known to the Company to be a beneficial owner of more than 5% of Common Stock or Class A Stock. To the Company's knowledge, each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned unless otherwise indicated.

                                         CLASS A STOCK       COMMON STOCK(1)
                                       -------------------- --------------------
           NAME AND ADDRESS            NUMBER OF            NUMBER OF
         OF BENEFICIAL OWNER            SHARES      PERCENT  SHARES      PERCENT
         -------------------           ---------    ------- ---------    -------
M. Thomas Grumbacher.................. 2,444,616(2)  81.8%  5,450,232(3)  50.4%
2801 East Market Street
York, PA 17402
David J. Kaufman......................   545,237(4)  18.2%  1,736,864(5)  19.5%
15th & Chestnut Streets
Philadelphia, PA 19102
Nancy T. Grumbacher...................       --       --      810,123(6)   9.7%
2801 E. Market Street
York, PA 17402
Mary Jo Grumbacher....................   545,237(7)  18.2%  1,285,653(8)  14.4%
120 Palm Avenue
San Francisco, CA 94118
The Grumbacher Family Foundation......       --       --      487,273      5.8%
15th & Chestnut Streets
Philadelphia, PA 19102
Brinson Holdings, Inc.(9).............       --       --      780,481      9.3%
209 South LaSalle
Chicago, IL 60604-1295

- - --------
(1) Each share of Class A Stock is convertible at any time into one share of Common Stock. Accordingly, the number of shares of Common Stock for any person owning Class A Stock includes the number of shares of Common Stock issuable upon conversion of all shares of Class A Stock beneficially owned by such person. Also, in accordance with Rule 13d-3(d)(1) under the Exchange Act, the total number of shares of Common Stock outstanding for purposes of calculating percentage ownership of a person owning Class A Stock includes the number of shares of Class A Stock beneficially owned by such person.
(2) Includes 38,363 shares of Class A Stock held by a trust for the benefit of a child of Mr. Grumbacher, of which Mr. Grumbacher is a trustee. Does not include an aggregate of 545,237 shares of Class A Stock held by other trusts for the benefit of Mr. Grumbacher's three children. Mr. Grumbacher disclaims beneficial ownership of all shares referred to in this note.
(3) Includes an aggregate of 200,000 shares of Common Stock held by annuity trusts established in 1995 which Mr. Grumbacher has the ability to reacquire at any time if assets of equivalent value are exchanged therefore and 487,273 shares of Common Stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Grumbacher is a director. Also includes 40,915 shares of Common Stock held by a trust for the benefit of a child of Mr. Grumbacher, of which Mr. Grumbacher is a trustee. Does not include an aggregate of 704,354 shares of Common Stock held by other trusts for the benefit of Mr. Grumbacher's three children. Mr. Grumbacher disclaims beneficial ownership of all shares referred to in this note.

(4) Consists of 545,237 shares of Class A Stock held by trusts for the benefit of M. Thomas Grumbacher's three children, of which Mr. Kaufman is a co-trustee. Mr. Kaufman disclaims beneficial ownership of these shares.
(5) Includes 487,273 shares of Common Stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Kaufman is a director, and an aggregate of 704,354 shares of Common Stock held by trusts for the benefit of M. Thomas Grumbacher's three children, of which Mr. Kaufman is a co-trustee. Mr. Kaufman disclaims beneficial ownership of all shares referred to in this note.
(6) Consists of 200,000 shares of Common Stock held by annuity trusts established in 1995 of which Nancy T. Grumbacher is a trustee, 122,850 shares of Common Stock held in trusts for the benefit of M. Thomas Grumbacher's three children, of which Nancy T. Grumbacher is a co-trustee, and 487,273 shares of Common Stock held by The Grumbacher Family Foundation, a charitable foundation of which Nancy T. Grumbacher is a director. Nancy T. Grumbacher disclaims beneficial interest of the shares referred to in this note.
(7) Consists of 545,237 shares of Class A Stock held by trusts for the benefit of M. Thomas Grumbacher's three children, of which Mary Jo Grumbacher is a co-trustee. Mary Jo Grumbacher disclaims beneficial ownership of these shares.
(8) Includes an aggregate of 581,504 shares of Common Stock held by trusts for the benefit of M. Thomas Grumbacher's three children, of which Mary Jo Grumbacher is a co-trustee. Mary Jo Grumbacher disclaims beneficial ownership of the shares referred to in this note.
(9) Based solely on a review of a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1996. Shares are held by Brinson Partners, Inc. and Brinson Trust Company, which are subsidiaries of Brinson Holdings, Inc.

  The Holders of the Class A Stock have entered into a shareholders' agreement pursuant to which each such shareholder (other than M. Thomas Grumbacher) has granted to M. Thomas Grumbacher (or, if applicable, Mr. Grumbacher's personal representative) a right of first refusal to acquire any shares of Class A Stock proposed to be transferred.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information as of May 3, 1996 (except as indicated below), respecting the holdings of each director and nominee for director of the Company, of Heywood L. Wilansky, the Company's Chief Executive Officer, of M. Thomas Grumbacher, the Company's Chairman of the Board, of each of the Company's four other most highly compensated executive officers during fiscal 1995 and of all directors and executive officers of the Company as a group. Each of the shareholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated.

                               CLASS A STOCK       COMMON STOCK(1)
                             -------------------- -----------------------------
                             NUMBER OF            NUMBER OF
  NAME OF BENEFICIAL OWNER    SHARES      PERCENT  SHARES               PERCENT
  ------------------------   ---------    ------- ---------             -------
M. Thomas Grumbacher........ 2,444,612(2)  81.8%  5,450,232(3)           50.4%
M.S. Grumbacher.............       --       --        5,000                 *
Heywood L. Wilansky.........       --       --      250,000(4)            3.0%
Michael L. Gleim............       --       --      148,147(5)            1.8%
Roger S. Hillas.............       --       --        3,000                 *
Leon D. Starr...............       --       --       43,431(6)              *
Leon F. Winbigler...........       --       --        6,000                 *
Theodore C. Johnson, Jr.....       --       --       38,445(7)              *
H. Stephen Evans............       --       --       28,341(8)              *
Leroy J. Karlin.............       --       --       33,838(9)              *
All directors and executive
 officers as a group
 (18 persons)............... 2,444,612     81.8%  6,064,539(3)(4)(5)(6)  53.4%
                                                           (7)(8)(9)

- - --------
 *  less than 1%
(1) See note (1) to Principal Shareholders table.
(2) See note (2) to Principal Shareholders table.
(3) See note (3) to Principal Shareholders table.
(4) Consists of 250,000 shares of Common Stock issued pursuant to the Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan that are subject to forfeiture as provided in such plan (the "Restricted Shares").
(5) Includes options to purchase 88,490 shares of Common Stock and 22,600 Restricted Shares.
(6) Includes options to purchase 36,080 shares of Common Stock.
(7) Includes options to purchase 34,285 shares of Common Stock and 832 Restricted Shares.
(8) Includes options to purchase 28,341 shares of Common Stock.
(9) Includes options to purchase 29,636 shares of Common Stock and 832 Restricted Shares.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Mr. M. S. Grumbacher, who served the Company from 1931 until 1996, has decided not to stand for reelection to the Board of Directors. During his 67 years with the Company he served, at various times, as President, C.E.O. and Chairman. In recognition of his important contributions, the Board has voted him the honorary title of Chairman Emeritus.

  At the meeting, the shareholders will elect six directors to hold office until the 1997 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Board of Directors has nominated M. Thomas Grumbacher, Heywood L. Wilansky, Michael L. Gleim, Roger
S. Hillas, Leon D. Starr and Leon F. Winbigler to serve as such directors. Each of the nominees is currently serving as a director and has indicated a willingness to continue serving as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

  The nominees for election as directors, together with certain information about them, are set forth below:

                                 DIRECTOR             POSITIONS WITH
            NAME             AGE  SINCE                THE COMPANY
            ----             --- --------             --------------
M. Thomas Grumbacher (1)....  56   1967   Chairman of the Board of Directors
Heywood L. Wilansky (1).....  48   1995   President, Chief Executive Officer and
                                          Director
Michael L. Gleim (1)........  53   1991   Vice Chairman, Chief Operating Officer
                                          and Director
Roger S. Hillas (2)(3)......  69   1991   Director
Leon D. Starr...............  77   1991   Director
Leon F. Winbigler (2)(3)....  70   1991   Director

- - --------
(1) On Executive Committee
(2) On Compensation and Stock Option Committee
(3) On Audit Committee

  Mr. M. Thomas Grumbacher joined the Company in 1961 and has been Chairman of the Board since August 1991. From 1989 to 1991, Mr. Grumbacher served as Vice Chairman; from 1977 to 1989, he was President of the Company; and from 1985 to 1995 he was Chief Executive Officer.

  Mr. Wilansky joined the Company in August 1995 as President and Chief Executive Officer. Prior to joining the Company, Mr. Wilansky was employed by The May Department Stores Company for more than 19 years, serving as President and Chief Executive Officer of the Foley's division from 1992 to 1995. Mr. Wilansky is a director of First Washington Realty Trust.

  Mr. Gleim joined the Company in 1989 as Executive Vice President and Chief Administrative Officer. He became Senior Executive Vice President in June 1991, and Vice Chairman and Chief Operating Officer in December, 1995. Prior to joining the Company, Mr. Gleim was employed by Federated Department Stores, Inc. for more than 25 years.

  Mr. Hillas was Chairman and Chief Executive Officer of Meritor Savings Bank from 1988 until December 1992, when Meritor Savings Bank was taken over by the Secretary of Banking of the Commonwealth of Pennsylvania. Mr. Hillas has been retired since such time. He served as Chairman and Chief Executive Officer of Provident National Bank from 1974 to 1988 and Chairman of PNC Financial Corp. from 1985 to 1988. Mr. Hillas is a director of Consolidated Rail Corporation, P.H. Glatfelter Company, VF Corporation and Toll Brothers, Inc.

  Mr. Starr has been a management consultant to department and specialty stores since 1984. Prior thereto, he held various positions with Allied Stores Corporation for over 35 years.

  Mr. Winbigler served as Chairman and Chief Executive Officer of Mercantile Stores Company, Inc. for 15 years before retiring in 1989. He is a member of the advisory board of Liberty Mutual Insurance Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During fiscal 1995, the Board of Directors held twelve meetings. The Board has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee") but does not have a Nominating Committee. The Executive Committee, which held one meeting during fiscal 1995, has the authority to act in place of the Board on certain specified matters. The Audit Committee, which held two meetings during fiscal 1995, reviews the Company's internal controls and handles matters relating to the Company's independent auditors. The Compensation Committee, which held three meetings during fiscal 1995, considers and determines compensation issues involving the Company's Chairman of the Board, the President and Chief Executive Officer, and the Vice Chairman and Chief Operating Officer, and oversees the compensation of other employees of the Company. The Compensation Committee also administers the Company's Amended and Restated 1991 Stock Option and Restricted Stock Option Plan (the "Option Plan").

  No member of the Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

COMPENSATION OF DIRECTORS

  The Company compensates each of its directors who is neither an employee or consultant to the Company at an annual rate of $13,000, plus $2,000 for attendance at each Board of Directors meeting ($400 for participation in a meeting held via teleconference) and $1,000 for attendance at each meeting of a committee of the Board of Directors. The Company compensates each non-employee director who is a consultant to the Company at one-half of the compensation of an outside director who is not serving as a consultant. Mr. Starr is a non-employee director who provides consulting services to the Company.

  Mr. Starr has rendered consulting services to the Company since 1984 and received approximately $65,000 in consulting fees from the Company in fiscal 1995.

                   THE BOARD OF DIRECTORS RECOMMENDS VOTING
                   "FOR" EACH OF THE NOMINEES FOR DIRECTORS.

                                 PROPOSAL TWO

                                  APPROVAL OF
                           THE BON-TON STORES, INC.
                                CASH BONUS PLAN

  The Bon-Ton Stores, Inc. Cash Bonus Plan (the "Plan") is a performance-based compensation plan established by the Compensation Committee, subject to shareholder approval. The Plan is a part of the Company's integrated compensation program which is intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. Under the Plan, performance-based bonus compensation is paid to certain key employees and officers of the Company on the basis of a formula based on the performance of the Company. The Plan sets forth the performance-based bonus compensation program with respect to Heywood L. Wilansky and such other key executives as may be designated by the Compensation Committee or such other committee of the Board of Directors that may be designated as the administrative committee with respect to the Plan (any such committee is referred to herein as the "Committee") to participate in the Plan from time to time, and subjects the bonus compensation payable under the Plan to certain rules and requirements applicable to "performance-based" compensation as that term is used for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") which otherwise limit the deductibility of compensation in excess of $1,000,000. As noted below, cash bonuses under the Plan will only be payable if the Plan is approved by the shareholders of the Company and all of the other requirements for payment as set forth in the Plan are met. The provisions of the Plan are generally described below.

Eligibility:

  Heywood L. Wilansky and such other key executives as may be designated by the Committee to participate in the Plan from time to time are the participants in the Plan. At present, Michael L. Gleim and M. Thomas Grumbacher have been designated as additional participants for the first plan year.

Shareholder Approval and Term of Plan:

  The Plan goes into effect, subject to shareholder approval, as of February 4, 1996, and will continue until it is terminated by the Board of Directors. The material terms of the performance goals utilized under the Plan must, however, be disclosed to and reapproved by the shareholders of the Company no later than the shareholders meeting that occurs in the year 2001 or the Plan will terminate as of that date.

Bonus Entitlement:

  The participant will be paid a bonus for each year provided the performance goals established by the Committee for that year are met. The bonus payment for each year will be paid on or about April 15 of the next year unless the participant elects to defer all or a part of the bonus under the terms of the Company's deferred compensation plan. No bonus will be paid unless the Committee certifies in writing that the performance goal for the year has been met.

Amount of Bonus and Establishment of Performance Goals:

  In general, if the Company achieves a specified level of net after-tax earnings, each participant will receive a bonus under the Plan. Depending on the level of earnings achieved, the amount of the bonus will vary. In no event will the bonus for a single year be in excess of 75% of the participant's base salary for the year or $900,000, whichever is less. For the first plan year (the fiscal year of the Company that commenced February 4, 1996), Heywood L. Wilansky will receive a bonus that is equal to the amount determined under the generally applicable bonus formula under the Plan reduced, but not below zero, by $200,000.

  If any participant terminates employment with the Company during a plan year, the participant will receive a pro-rated bonus determined on the basis of the portion of the plan year the participant was employed.

  The performance goals described above and the percentages applicable for the determination of the bonus payable for any year will be established by the Committee no later than 90 days after the beginning of the year. In no case will the performance goal be established at a time when the achievement of the goal is not substantially uncertain. If the Committee does not establish a performance goal for a year, the goal in effect for the prior year will be continued in effect.

Administration of the Plan:

  The Committee, consisting of two or more "outside directors" (as that term is defined for purposes of Code Section 162(m)), administrates the Plan. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan will be determined by the Committee, and all such determinations shall be final and conclusive.

Amendment and Termination of the Plan:

  The Company, acting through its Board of Directors, may terminate the Plan at any time. In addition, the Plan may be amended by the Company, acting through its Board of Directors, from time to time. No actions by the Company can be taken with respect to the Plan that would reduce the amount of a bonus payment that is due but has not yet been paid. Further, no amendment that would increase the amount of the bonus under the Plan will be effective unless approved by the Committee, and will only be effective on its disclosure to and approval by the shareholders of the Company.

Federal Tax Issues:

  Section 162(m) of the Code limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies (this limitation is referred to herein as the "Million Dollar Cap"), unless the compensation comes within certain exceptions. One exception to the Million Dollar Cap is available for "performance-based" compensation. In order for a bonus payment to be within this exception to the Million

Dollar Cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Company's Board of Directors, disclosure to shareholders of the material terms of the plan under which such a bonus is to be paid, and approval by the shareholders of the plan. Additional rules apply to the ongoing administration of the bonus plan.

  In general, the Plan is intended to pay compensation only on the attainment of the performance goals established by the Committee. If the Plan is put into effect in accordance with its terms and subject to the approval of the Company's shareholders, and provided the Plan is and continues to be administered in accordance with the provisions set forth in the Plan, the bonus payments under the Plan should be "performance-based" compensation that is exempt from the Million Dollar Cap.

                   THE BOARD OF DIRECTORS RECOMMENDS VOTING
          "FOR" APPROVAL OF THE BON-TON STORES, INC. CASH BONUS PLAN

                                PROPOSAL THREE

                        RATIFICATION OF THE APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

  Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed Arthur Andersen LLP, which served as the Company's independent public accountants for the last fiscal year, to serve as the Company's independent public accountants for the current fiscal year. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the Common Shares, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  A representative of Arthur Andersen LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is also expected to be available to respond to appropriate questions of shareholders.

                   THE BOARD OF DIRECTORS RECOMMENDS VOTING
                   "FOR" RATIFICATION OF THE APPOINTMENT OF
                              ARTHUR ANDERSEN LLP
                AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the Company's last three fiscal years, the compensation paid or accrued by the Company for those years to Heywood L. Wilansky, the Company's Chief Executive Officer, to M. Thomas Grumbacher, the Company's Chairman of the Board, and to each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executives"):

                                                                    LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                   AWARDS
                                 -------------------------------- ---------------------------
        NAME AND                                     OTHER ANNUAL                  SECURITIES  ALL OTHER
       PRINCIPAL          FISCAL SALARY              COMPENSATION RESTRICTED STOCK UNDERLYING COMPENSATION
        POSITION           YEAR  ($)(1)  BONUS($)        ($)        AWARDS(#)(2)   OPTIONS(#)     ($)
       ---------          ------ ------- --------    ------------ ---------------- ---------- ------------
Heywood L. Wilansky.....   1995  353,846 822,877(3)                   250,000       250,000     117,803
 President and Chief       1994      --      --          --               --            --          --
 Executive Officer         1993      --      --          --               --            --          --
M. Thomas Grumbacher....   1995  450,000     -0-                          --         25,000         675
 Chairman of the Board     1994  450,000 236,000         --               --         45,500       9,987
 of Directors              1993  450,000 155,400         --               --            --       16,063
Michael L. Gleim........   1995  311,923     -0-                       20,000        56,600      20,628(4)
 Vice Chairman and Chief   1994  315,404 158,000         --               --         30,400       9,987
 Operating Officer         1993  314,954  81,100         --               --            --       16,063
Theodore C. Johnson,
 Jr. ...................   1995  210,375     -0-                                      5,000      11,215(4)
 Senior Vice President,    1994  209,250  37,440         --               --         10,000       9,987
 Human Resources           1993  200,173  10,000         --               --            --       14,790
H. Stephen Evans........   1995  215,750     -0-                                      4,000       3,934(4)
 Senior Vice President,    1994  209,508  32,990         --               --          4,000       9,987
 Real Estate, Legal and    1993  201,508   5,000         --               --            --       13,536
 Governmental Affairs
Leroy J. Karlin.........   1995  206,000     -0-                                      5,000      11,122(4)
 Senior Vice President-    1994  198,000  32,000         --               --          5,000      10,954
 Information Services      1993  190,750   8,000         --               --            --       10,482

- - --------
(1) Designated executive officers are permitted to defer receipt of up to 20% of their annual base salary and all or a portion of their annual cash bonus. The period of deferral is within the discretion of the executive but is generally until termination of employment; the minimum period of deferral is three years from the January 1 of the plan year during which such compensation was deferred. During the period of deferral, the deferred compensation may be allocated or reallocated by the executive between and among an interest-bearing account indexed to the Balanced Fund and/or the Bond Index Fund offered under the Company's Retirement Savings Plan. Payments of the deferred compensation will generally be made in a lump sum distribution. Amounts of salary attributable to 1995, the receipt of which has been deferred under this plan, were $138,601, $38,912 and $32,695 for Messrs. Gleim, Johnson and Karlin, respectively. These deferred amounts are included in the annual compensation set forth in the Summary Compensation Table.
(2) The awards of Restricted Shares were made pursuant to the Option Plan. Mr. Wilansky's award of Restricted Shares vests in three equal annual installments beginning August 21, 1998. Mr. Gleim's 1995 award of Restricted Shares vests in three equal annual installments beginning December 15, 1996. At February 3, 1996, the number of Restricted Shares and market value of such shares were as follows: Heywood L. Wilansky, 250,000 shares with a market value of $1,656,250 and Michael L. Gleim, 22,600 shares with a market value of $149,725. An amount equal to any cash dividends payable with respect to the Restricted Shares prior to vesting shall be invested in additional shares of Common Stock. Such additional shares shall be Restricted Shares subject to the same restrictions as are the Restricted Shares with respect to which such shares were issued.
(3) Includes a $750,000 bonus paid to Mr. Wilansky on execution of his employment agreement.
(4) Includes Company contributions to its 401(k) Retirement Savings Plan and its Profit Sharing Retirement Plan in the amounts of $1,500 for each of Michael L. Gleim, Theodore C. Johnson, Jr., H. Stephen Evans and Leroy J. Karlin in fiscal 1995.

STOCK OPTION GRANTS

  The following table contains information concerning the grant of stock options under the Company's Option Plan to each of the Named Executives during fiscal 1995. The Company does not have any plan pursuant to which stock appreciation rights may be granted.

                                                                             POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL
                                                                                RATES OF STOCK PRICE
                                                                                  APPRECIATION FOR
                                         INDIVIDUAL GRANTS                        OPTION TERM($)(1)
                         --------------------------------------------------- ---------------------------
                         NUMBER OF
                         SECURITIES     % OF TOTAL
                         UNDERLYING   OPTIONS GRANTED EXERCISE OR
                          OPTIONS      TO EMPLOYEES   BASE PRICE  EXPIRATION
       NAME              GRANTED(#)   IN FISCAL 1995    ($/SH)       DATE         5%           10%
       ----              ----------   --------------- ----------- ---------- ------------ --------------
Heywood L. Wilansky.....  250,000(2)       61.74%        6.625      8/20/05       852,937      2,161,520
M. Thomas Grumbacher....   25,000(3)        6.17%       11.250      3/01/05       176,875        448,239
Michael L. Gleim........    8,300(3)        2.05%       11.250      3/01/05        29,361         74,408
                            8,300(4)        2.05%       11.250      3/01/05        29,361         74,408
                           40,000(5)        9.88%        5.875     12/14/05       100,474        254,623
Theodore C. Johnson,
 Jr. ...................    5,000(4)        1.23%       11.250      3/01/05        35,375         89,647
H. Stephen Evans........    4,000(4)        0.99%       11.250      3/01/05        28,300         71,718
Leroy J. Karlin.........    5,000(4)        1.23%       11.250      3/01/05        35,375         89,647

                         OPTION GRANTS IN FISCAL 1995
- - --------
(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.
(2) One-third of the options vest on each of August 20, 1998, 1999 and 2000.
(3) The options vest only upon the Company meeting pre-established goals for return on equity and for total shareholders' return on the Common Stock as compared to a group of other retailers, each measured during the three-year period of fiscal 1995 to 1997. Fifty percent of the options vest upon the attainment of each criterion.
(4) One-third of the options vest on each of March 2, 1996, 1997 and 1998.
(5) One-third of the options vest on each of January 15, 1997, 1998 and 1999.

STOCK OPTION EXERCISES AND HOLDINGS

  The following table sets forth information related to the number and value of stock options of each of the Named Executives at February 3, 1996. None of the Named Executives exercised any stock options during fiscal 1995.

                       OPTION VALUES AT FEBRUARY 3, 1996

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT           IN-THE-MONEY OPTIONS
                                FEBRUARY 3, 1996(#)    AT FEBRUARY 3, 1996($)(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Heywood L. Wilansky.........      --        250,000         --           --
M. Thomas Grumbacher........      --         70,500         --           --
Michael L. Gleim............   67,012        95,580      73,220       13,488
Theodore C. Johnson, Jr.....   27,410        13,541      28,690          --
H. Stephen Evans............   23,801        18,407      19,044       11,152
Leroy J. Karlin.............   24,428        10,208      25,184          --

- - --------
(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the Nasdaq Exchange on February 2, 1996 (the last trading day in fiscal 1995). The amounts shown are the amounts by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price of such shares.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Mr. Wilansky which expires September 17, 1998 pursuant to which Mr. Wilansky is entitled to receive an annual base salary of at least $800,000 and a performance bonus based on the combined performance of the Company and Mr. Wilansky according to criteria to be established by the Compensation Committee. The maximum bonus attainable is 75% of Mr. Wilansky's base salary, and for 1996 the minimum bonus attainable will be $200,000. The agreement also provides for an additional one-time signing bonus of $750,000 and a grant under the Company's Option Plan of 250,000 Restricted Shares, to vest in equal installments in 1998, 1999 and 2000, subject to Mr. Wilansky's achievement of performance goals established by the Compensation Committee. Such shares are subject to forfeiture upon certain events including resignation or discharge for cause (as defined in the employment agreement). Mr. Wilansky also was granted options to purchase 250,000 shares of Common Stock at the fair market value of the shares on the date of grant, vesting in three equal installments over three years. All unexercised options, whether vested or not, shall be canceled in the event Mr. Wilansky resigns or is terminated for cause prior to the expiration of the employment agreement. The agreement also provides that the Company shall extend a non-interest bearing loan to Mr. Wilansky of $750,000 to allow Mr. Wilansky to purchase a primary residence, secured by a second deed of trust thereon. The loan is due in two equal installments to be paid in April of 1997 and 1999, subject to forgiveness of such payments under certain circumstances. The agreement provides that in the event the Company discharges Mr. Wilansky without cause, Mr. Wilansky shall continue to receive his base salary, pro-rated bonus and other benefits for the greater of the remaining term of the agreement or one year from termination of employment. In addition, pursuant to the employment agreement, the Company has agreed to invest $200,000 annually, for so long as Mr. Wilansky is employed by the Company, toward an annuity payable to Mr. Wilansky, after age 55, which will provide a supplemental annual retirement income of approximately $300,000. The Company believes that the present value of the aggregate cost of this arrangement over time, assuming an interest rate of 6%, is approximately $2,500,000.

  The Company has entered into an employment agreement with Mr. Gleim which expires January 31, 1999 pursuant to which Mr. Gleim is entitled to receive an annual salary of at least $400,000 and is eligible for an annual bonus to be determined by the Compensation Committee. The agreement provides that in the event the Company discharges Mr. Gleim without cause or Mr. Gleim resigns for good reason (each as defined in the agreement), Mr. Gleim shall continue to receive his base salary and other benefits for the greater of the remaining term of the agreement or one year from termination of employment.

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock from the commencement of public trading of the Common Stock on September 24, 1991 through February 2, 1996, the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (US Companies) and the Nasdaq Retail Trade Stocks Index during such period. The comparison assumes $100 was invested on September 24, 1991 in the Common Stock and in each of the foregoing indices and assumes the reinvestment of any dividends.

                           [LINE GRAPH APPEARS HERE]

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The Compensation Committee, consisting entirely of non-employee directors, approves all general policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee determines the compensation of M. Thomas Grumbacher, the Company's Chairman of the Board, of Heywood L. Wilansky, the Company's President and Chief Executive Officer, and of Michael L. Gleim, the Company's Vice Chairman and Chief Operating Officer. The Compensation Committee has delegated to the Executive Committee of the Board, which is comprised of Messrs. Grumbacher, Wilansky and Gleim, the initial responsibility of recommending the compensation for the executive officers of the Company other than Messrs. Grumbacher, Wilansky and Gleim. The Executive Committee reports its recommendations with respect to the level and form of compensation to be provided to such other executive officers, and the Compensation Committee then votes on such recommendations.

  The basic forms of executive compensation are annual compensation, in the form of salary and possible cash bonuses, and long-term incentives, currently consisting primarily of stock options. The Compensation Committee seeks to achieve a mix of these various forms of compensation which will properly compensate and motivate its executives on an individual basis. In doing so, the Compensation Committee, with the input of the Executive Committee with respect to the executive officers other than Messrs. Grumbacher, Wilansky and Gleim, considers various aspects of the Company's operating results as well as its financial condition, and considers each executive's role in such achievement.

Annual Compensation--Salary and Bonus

  Annual compensation is comprised of a base salary and a possible cash bonus. Prior to fiscal 1993, the base salary of the Chairman of the Board was established by an employment agreement. The Compensation Committee set the base salary of the Chairman of the Board for fiscal 1995 at the same level as that of fiscal 1994. The base salaries for the Company's President and Chief Executive Officer and for the Vice Chairman and Chief Operating Officer are established pursuant to employment agreements which have been approved by the Compensation Committee. The remainder of the Company's executives have their base salaries approved annually by the Compensation Committee based on recommendations from the Executive Committee, which considers such factors as individual and Company performance.

  The Compensation Committee believes that it is appropriate for an increasing amount of the potential annual compensation for the Chairman of the Board, the President and Chief Executive Officer, and the Vice Chairman and Chief Operating Officer to be provided in the form of an annual bonus which is dependent upon the Company's performance. For fiscal 1995, there was in place a plan to grant bonuses to the Chairman of the Board and the Vice Chairman and Chief Operating Officer based on a combination of the Company's earnings before interest, taxes and LIFO charges ("EBIT") and net income during fiscal 1995. As a result of the Company's performance for fiscal 1995, there were no bonuses paid to the Chairman of the Board and the Vice Chairman and Chief Operating Officer. The annual bonus paid to the Company's President and Chief Executive Officer for fiscal 1995 was set in Mr. Wilansky's employment agreement.

  With respect to the Company's executive officers other than Messrs. Grumbacher, Wilansky and Gleim, the Company has adopted a Management Incentive Program (the "Program") pursuant to which certain officers and other management personnel of the Company may receive bonuses. Under the Program, each participant may earn a bonus of up to a specified percentage of such participant's base salary, which percentage varies by individual, but does not exceed 50%. Each participant's potential bonus is based on a combination of reaching target EBIT goals plus individual achievement goals for such participant.

Long-Term Incentives--Stock Options and Restricted Stock Awards

  The Compensation Committee administers the Option Plan which provides for the grant of stock options and restricted stock awards, both of whose value is related to the value of the Company's Common Stock. Accordingly, grants of stock options and restricted stock awards are intended to help align the executive officers' interest with that of shareholders by increasing such officers' stake in the Company.

  Stock options and restricted stock awards generally vest over a number of years, and any unvested options or shares of restricted stock are usually forfeited ninety days after termination of the recipient's employment with the Company. Such awards, therefore, are also intended to encourage recipients to remain in the employ of the Company over a substantial period of time.

  The Compensation Committee adopted in February, 1994, a long-term incentive plan for the Company's Chairman of the Board, President and Chief Executive Officer and Vice Chairman and Chief Operating Officer. Under this plan, each of these executive officers received stock options that will vest only if the Company meets pre-established goals for return on equity and for total shareholders' return on the Common Stock as compared to a group of other retailers, each measured during the succeeding three-year period. Each participant in this plan chose, on the date of the grant, to have any performance award earned paid in options to purchase the Company's Common Stock at the fair market value on the date of grant. Other choices made available to each participant included cash and shares of the Company's Common Stock. By establishing this long-term incentive plan, the Compensation Committee intended to increase the participants' stakes in the long-term performance of the Company. In March, 1996, the Compensation Committee modified the long-term incentive plan by substituting return on investment for the return on equity portion of the plan for the succeeding three year period.

  In addition, the Vice Chairman and Chief Operating Officer received a grant of stock options under the Plan which vests in three equal annual installments beginning on the first anniversary of the date of grant.

  The performance options, together with the grant of these options, have an estimated net present value that for fiscal 1995 did not exceed 25% of any executive's base salary for such period.

  Of the 371,600 total stock options granted in fiscal 1995, 341,300 were granted to the Company's senior executive officers.

Qualifying Executive Compensation for Deductibility Under Recently Amended Provisions of the Internal Revenue Code

  The Code provides that publicly held corporations may not generally deduct compensation for its chief executive officer and certain other executive officers to the extent that compensation for the executive exceeds $1,000,000 unless such compensation is "performance based" as defined in the Code. The Compensation Committee intends to take such actions as are appropriate to qualify, to the extent possible, compensation paid to executives for deductibility under the Code. The Compensation Committee notes that recent amendments to the Option Plan were designed to preserve the deductibility of income realized upon the exercise of stock options under the Option Plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

      COMPENSATION COMMITTEE:
      Roger S. Hillas
      Leon F. Winbigler

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period January 29, 1995 through February 3, 1996 were made on a timely basis.

                             CERTAIN TRANSACTIONS

  The Company leases its Oil City, Pennsylvania and Butler, Pennsylvania stores from M. Thomas Grumbacher. Mr. Grumbacher is the ground tenant under leases from the owners of the respective shopping centers. These leases between the Company and Mr. Grumbacher were entered into on January 1, 1981 and February 17, 1981, respectively. The aggregate rental payments during fiscal 1995 for the Oil City store and the Butler store to Mr. Grumbacher were $216,750 and $264,000, respectively. The Oil City and Butler rental payments include a percentage rent (1% of sales in excess of $5.3 million with respect to Oil City and 1% of sales in excess of $7.0 million with respect to Butler) which Mr. Grumbacher passes through to the ground lessor. Both leases terminate on July 31, 2006 and provide the Company with five five-year renewal options.

  Additionally, the Company leases the land for its York Galleria store from MBM Land Associates Limited Partnership ("MBM"), a partnership of which M. Thomas Grumbacher, through a wholly-owned corporation, and certain trusts established for the benefit of his three children, are the partners. The lease expires on September 30, 2019, and the Company has the right to extend the term of the lease for six additional periods of five years each. Rental payments by the Company during fiscal 1995 for the York Galleria store aggregated $63,000.

  The Company also leases a portion of the property on which its distribution center is located from MBM. The remainder is leased from Mr. Grumbacher. The distribution center property was originally leased from Mr. Grumbacher on July 1, 1987. During 1990, the property was subdivided into three parcels, and in January 1991 the lease was replaced by three separate triple net leases. Mr. Grumbacher has transferred his entire interest in one of the three parcels and a partial interest in another parcel to MBM. Aggregate annual rental payments under the leases are $162,000 until January 1, 2001. During fiscal 1995, Mr. Grumbacher and MBM received rental payments from the Company under such leases aggregating $105,565 and $56,435, respectively. Each of the leases terminates on May 31, 2017, and the Company has the right to extend the term of each of the leases for two additional periods of five years each at the then fair market rental value.

  Total lease payments to M. Thomas Grumbacher and affiliated entities with respect to fiscal 1995 were $705,750.

  The Company entered into an agreement dated December 12, 1977, as amended, with M.S. Grumbacher which provides that the Company pay Mr. Grumbacher $100,000 per annum during his lifetime in consideration for certain consulting services to be provided by him to the Company.

  During fiscal 1991, the Company entered into a Tax Indemnification Agreement with its shareholders prior to the initial public offering of its Common Stock which provides for, among other things, an indemnification of such shareholders for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) resulting from the Company's operations during the period in which it was an S Corporation. No amounts were distributed under the Tax Indemnification Agreement during fiscal 1995.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at the address appearing on the first page of this proxy statement by January 15, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

  The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of the Board of Directors' proxies for the meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

  In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                                          By order of the Board of Directors

                                          ROBERT E. STERN
                                          Vice President and Secretary

- - --------------------------------------------------------------------------------

                           THE BON-TON STORES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of THE BON-TON STORES, INC. (the "Company") hereby appoints Heywood L. Wilansky and Michael L. Gleim, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn, 2600 East Market Street, York, Pennsylvania, 17402 on June 20, 1996 at 11:00 a.m., and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the opposite side of this Proxy .

     UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINATED DIRECTORS, "FOR" APPROVAL OF THE BON-TON STORES, INC. CASH BONUS PLAN AND "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                      (Please sign and date on reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            .FOLD AND DETACH HERE.

- - --------------------------------------------------------------------------------
                                                    Please mark your
                                            [X]      votes as indicated
                                                     in this example

1.Election of the Directors.
  M. Thomas Grumbacher, Michael L. Gleim, Roger S. Hillas, Leon F. Winbigler, Heywood L. Wilansky, Leon D. Starr

  FOR     WITHOLD
  [_]       [_]

 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

  --------------------------------------------------------------------

2.Approval of The Bon-Ton Stores, Inc. Cash Bonus Plan.

  FOR   AGAINST  ABSTAIN
  [_]     [_]      [_]

3.Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

  FOR   AGAINST  ABSTAIN
  [_]     [_]      [_]

  The undersigned hereby acknowledges receipt of Notice of Annual Meeting, Proxy Statement and Annual Report.

                      +++++            ________________________________
                          +
                          +            ________________________________
                          +                     SIGNATURE(S)

                                       Date ___________________________

                                       NOTE: Please sign this proxy exactly as
                                       name(s) appears in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if the signer is a corporation, please sign with full cor-porate name by duly authorized officer or of-ficers and af-fix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.

      PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            .FOLD AND DETACH HERE.